PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this "AGREEMENT") is dated as of May 23, 2000, and is by and between MATSUSHITA SEMICONDUCTOR CORPORATION OF AMERICA, a Delaware corporation (hereinafter called "Seller"), having an address at 1111 - 39th Avenue S.E., Puyallup, Washington 98374, and MICROCHIP TECHNOLOGY INCORPORATED, a Delaware corporation (hereinafter called "PURCHASER"), having an address at 2355 West Chandler Boulevard, Chandler, Arizona 85224.

                                  WITNESSETH:

     In consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged by the parties, Seller and Purchaser hereby agree as follows:

                                    ARTICLE I

                         AGREEMENT TO PURCHASE AND SELL

1.01 REAL PROPERTY.

     Seller hereby agrees to sell and Purchaser hereby agrees to purchase, upon the terms and subject to the conditions hereinafter set forth: (a) that certain parcel of land located in Pierce County, Washington consisting of approximately 92 acres as more particularly described on EXHIBIT A attached hereto and made a part hereof, together with the benefit of any rights, privileges, rights of way, and easements appurtenant thereto (collectively, the "LAND"); and (b) the existing buildings designated A, B, C, D, G-1, G-2, H, J, K and L located on the Land, together with all other buildings and all of Seller's right, title and interest in existing: (i) fixtures, equipment, pipelines, water and waste treatment facilities, monitoring systems, chemical distribution systems, pure water systems, telephone switch and communication systems and building systems owned by Seller and located on, over or under the Land (collectively, the "BUILDING"); and (ii) all other improvements, utility facilities, driveways, sidewalks, curbs, gutters, curb cuts, parking areas and landscaping owned by Seller and located on the Land (collectively, the "IMPROVEMENTS"). The Land, the Building and the Improvements are hereinafter referred to collectively as the "REAL PROPERTY."

1.02 PERSONAL PROPERTY.

     Seller hereby further agrees to sell and Purchaser hereby further agrees to purchase, upon the terms and subject to the conditions of this Agreement, all right, title and interest of Seller in and to: (a) those articles of tangible personal property located on or used in connection with the operation of the Real Property; and (b) to the extent assignable: (i) all permits, applications, licenses, contracts and other agreements relating to the use, zoning, maintenance or operation of the Real Property (collectively, the "PERMITS"), to the extent Purchaser desires to have the Permits assigned to it; (ii) all
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contractor's or manufacturer's warranties or guaranties given by third parties with respect to the Property; (iii) all plans, specifications, surveys and certificates relating to the Property; and (iv) all rights, contracts and agreements for utility service to the Real Property, including but not limited to all telephone numbers assigned to the Real Property. The items to be sold to Purchaser pursuant to this Section 1.02 are hereinafter collectively referred to as the "PERSONAL PROPERTY;" and the Real Property and the Personal Property are hereinafter collectively referred to as the "PROPERTY."

1.03 EXCLUDED ASSETS. Notwithstanding anything to the contrary in this Agreement, Seller is not selling and Purchaser is not buying those assets described on the attached Schedule 1.03.

1.04 EXTENSION OF EXCLUSIVITY. From and after the Effective Date until the date of Closing or any earlier termination of this Agreement (such period being referred to herein as the "Exclusive Period"), Purchaser shall not, directly or indirectly: (i) pursue any plans to expand Purchaser's existing floor space for semiconductor wafer fabrication, which prohibited activity includes, without limitation, the submission of any applications for permits or completing preconstruction feasibility or development work; or (ii) pursue the purchase of any other facility for semiconductor wafer fabrication, which prohibited activity includes, without limitation, soliciting or submitting offers or letters of intent or participating in any negotiations for the acquisition of such a facility. Nevertheless, Purchaser may continue its activities with respect to facilitization of and equipment installation in its existing floor space and expansion of its probe and test areas.

                                   ARTICLE II

                                   DEFINITIONS

2.01 DEFINITIONS.

     In addition to all other words, terms and phrases defined in this Agreement, when used in this Agreement, the following words, terms and phrases shall have the respective meanings. indicated below:

     (a) "Bill of Sale": A Bill of Sale, Assignment of Contracts, Permits and Warranties in the form of Exhibit C attached hereto. The parties will agree on the exhibit to this document during the Contingency Period.

     (b) "Business Day": Any day other than a Saturday, Sunday or official federal or State of Washington holiday.

     (c) "Closing": The consummation of the transactions contemplated by this Agreement in accordance with Article VIII of this Agreement, including, without limitation, the delivery of the Deed by Seller, the recording of the Deed with the County Auditor of Pierce County, Washington and the payment of the Purchase Price by Purchaser.

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     (d) "Closing Date": The date specified by Purchaser in a written notice given to Seller and Escrow Agent but in no event later than July 26, 2000, and being the date on which the Closing is to occur, subject to the terms of this Agreement.

     (e) "Contingency Period": The period commencing on the Effective Date and ending on 5:00 p.m. Pacific Daylight Time July 10, 2000.

     (f) "Deed": A Statutory Warranty Deed conveying title to the Real Property subject only to the Permitted Exceptions in the form of EXHIBIT B attached hereto.

     (g) "Deposit": One Million and No/100 U.S. Dollars ($1,000,000.00) deposited with Escrow Agent, subject to increase to One Million Five Hundred Thousand and No/100 U.S. Dollars ($1,500,000.00), all as set forth in Section 4.02.

     (h) "Development Agreements": As defined in Section 6.05.

     (i) "Effective Date": The date first set forth on page 1 of this Agreement.

     (j) "Environmental Law": As defined in Section 5.01(vii).

     (k) "Escrow Agent": Chicago Title Insurance Company.

     (l) "Estimate": As defined in Section 11.02.

     (m) "Escrow": The escrow (No. 569614SS) opened with Escrow Agent to facilitate the consummation of the transaction contemplated herein.

     (n) "Exclusive Period": As defined in Section 1.04.

     (o) "Hazardous Substance": As defined in Section 5.01(vii).

     (p) "NDA": The nondisclosure agreement described in Section 5.02(a).

     (q) "Permitted Exceptions": Those liens, encumbrances, title exceptions, encroachments and other title matters to which Purchaser does not object in the manner prescribed in Article VII or that are waived by Purchaser.

     (r) "Personal Property Purchase Price": The amount of the Purchase Price allocated to tangible Personal Property pursuant to the parties' agreement as set forth in Section 8.02.

     (s) "Preliminary Report": The title commitment and exception documents referenced in Section 7.02.

     (t) "Proration Date": 12:01 a.m. on the Closing Date.

     (u) "Purchase Price": Eighty Million and No/100 U.S. Dollars
($80,000,000.00).

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     (v) "Purchaser's Default": As defined in Section 10.01.

     (w) "Purchaser's Broker": CB Richard Ellis, Inc., 2415 E. Camelback Road, Phoenix, Arizona 85016-4290, Attn: Peter Wentis (602-735-5636).

     (x) "Purchaser's Termination Notice": The notice described in Section 6.05.

     (y) "Real Property Purchase Price": The amount of the Purchase Price less the Personal Property Purchase Price.

     (z) "Seller's Broker": CMN Inc., dba Colliers International, 601 Union St., Suite 5300, Seattle, Washington 98101, Attn: Stephen Rothrock (206-287-4757).

     (aa) "Seller's Default": As defined in Section 10.02.

     (bb) "Seller's Representative": As defined in Section 6.01.

     (cc) "Survey": The ALTA/ACSM of the Real Property being obtained by Purchaser and prepared by Huitt-Zollars Inc.

     (dd) "Title Defect Notice": The notice referenced in Section 7.02.

     (ee) "Title Insurance": An extended coverage ALTA owner's policy of title insurance in the amount of the Real Property Purchase Price, to be issued by Escrow Agent, insuring Purchaser's fee simple title to the Real Property, subject only to the Permitted Exceptions as special exceptions.

     (ff) "Utility Deposits": All of Seller's right, title and interest in and to any deposit held by any public or private utility company for utility service to the Real Property.

2.02 REFERENCES.

     All references in this Agreement to particular articles or sections shall, unless expressly otherwise provided or unless the context otherwise requires, be deemed to refer to the specific articles or sections in this Agreement. In addition, "herein," "hereunder," the words, "hereof," and words of similar import refer to this Agreement as a whole and not to any particular section or article.

2.03 NUMBER AND GENDER.

     All words used herein in singular number shall extend to and include the plural number, where the context so requires. All words used herein in the plural number shall extend to and include the singular number, where the context so requires. All words used herein in any gender, whether male, female or neuter, shall extend to and include any and all genders as may be applicable in any particular context.

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                                   ARTICLE III

                           APPOINTMENT OF ESCROW AGENT

3.01 APPOINTMENT.

     Seller and Purchaser hereby appoint Escrow Agent to serve as escrow agent and open Escrow for the transaction contemplated hereby.

3.02 DEPOSIT.

     The Deposit shall be maintained by Escrow Agent in an interest bearing account. All interest earned thereon shall initially accrue for the benefit of Purchaser (who may apply it to the Purchase Price at Closing) and shall become a part of the Deposit and be disbursed as provided in Article 10. Purchaser shall pay the bank fees, if any, in connection with the interest bearing account.

                                   ARTICLE IV

                           PURCHASE PRICE AND DEPOSIT

4.01 PURCHASE PRICE AND PAYMENT OF PURCHASE PRICE.

     On the terms and subject to the conditions set forth in this Agreement, Purchaser hereby agrees to pay the Purchase Price to Seller in lawful money of the United States on the Closing Date by federal wire transfer of immediately available funds into a designated account of Escrow Agent.

4.02 DEPOSIT.

     (a) DELIVERY OF DEPOSIT. Before the Effective Date of this Agreement, Purchaser delivered the initial Deposit of $1,000,000.00 into Escrow, subject to the terms and provisions of this Agreement. On the first Business Day following the Contingency Period, provided that Purchaser has not elected to terminate this Agreement by the end of the Contingency Period, Purchaser shall deposit via wire transfer an additional $500,000.00 with Escrow Agent. Such second deposit shall become part of the Deposit for all purposes under this Agreement. The Deposit and all interest earned thereon shall be held, disbursed and applied as herein provided.

     (b) DISPOSITION OF DEPOSIT.

          (i) If Purchaser terminates this Agreement in accordance with the terms of this Agreement (or if the Closing does not occur through no fault of Purchaser or because a condition has failed), Purchaser shall be entitled to the immediate return of the Deposit and all interest earned thereon.

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          (ii) If the Closing occurs, Purchaser shall receive a credit at
Closing against the Purchase Price and any other amounts payable by Purchaser on the Closing Date in an amount equal to the Deposit and all interest earned thereon.

          (iii) If a Purchaser's Default or Seller's Default occurs, Seller and Purchaser's respective rights concerning the Deposit and all interest earned thereon shall be governed by Article X below.

                                    ARTICLE V

                      "AS IS" SALE; DUE DILIGENCE MATERIALS

5.01 AS-IS SALE.

     Except as otherwise expressly set forth in Section 9.01, Purchaser specifically acknowledges and agrees that Seller is selling and Purchaser is purchasing the Property on an "as is with all faults" basis and that Purchaser is not relying on any representations or warranties of any kind whatsoever, express or implied, from Seller, its employees, directors, officers, agents, consultants, contractors and brokers as to any matters concerning the Property including, without limitation, any information contained in any report, plan, or other written material given by Seller to Purchaser with respect to the Property.

     Without in any way limiting the generality of the immediately preceding paragraph, except as otherwise expressly set forth in Section 9.01, in entering into this Agreement and purchasing the Property, Purchaser hereby acknowledges that Seller, its employees, directors, officers, agents, consultants, contractors and brokers have not made, do not hereby make and will not hereafter be deemed to have made any representations or warranties or guarantees, whether express or implied, with respect to the Property or the physical condition thereof, including without limitation:

     (i) the quality, nature, adequacy and physical condition of the Property, including, but not limited to, the electrical, mechanical, HVAC, plumbing, sewage, utility systems, structural elements, foundation, roof, appurtenances, access, landscaping and parking facilities.

     (ii) the quality, nature, adequacy and physical condition of soils, geology and groundwater.

     (iii) the existence, quality, nature, adequacy and physical condition of utilities servicing the Real Property.

     (iv) the development potential of the Real Property and the Real Property's use, habitability, merchantability, fitness, suitability, value or adequacy of the Real Property for any particular purpose.

     (v) the zoning of the Real Property or any other public or private restrictions on use of the Real Property.

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     (vi) the compliance of the Real Property or its operation with any applicable codes, laws and restrictions of any governmental or quasi-governmental entity or of any other person or entity.

     (vii) the presence of Hazardous Substances (as hereinafter defined) on, under, in, or about the Property. The term "Hazardous Substances" shall mean any chemical, substance, waste, material or gas that is deemed hazardous, toxic, a pollutant or a contaminant under any "Environmental Laws" (as hereinafter defined), or that has been shown to have significant adverse effects on human health or the environment. "HAZARDOUS SUBSTANCES" shall include, without limitation, petroleum and petroleum products, asbestos, chlorofluorocarbons, radon gas and polychlorinated biphenyls. The term "ENVIRONMENTAL LAWS" shall mean all statutes, ordinances, relating to pollution or protection of human health or the environment, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Substances or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

     (viii) the existence, status, restrictions and transferability of the Permits.

5.02 DUE DILIGENCE INFORMATION.

     (a) The parties have entered into a Confidentiality and Nondisclosure Agreement dated May 5, 2000 (No. 6498) and the Addendum thereto (the "NDA"), which NDA is incorporated herein by reference as a part hereof. Notwithstanding the foregoing, the parties agree that, if Closing occurs, the NDA shall be deemed modified on the Closing Date to apply to only Seller's proprietary trade secrets that Purchaser may have discovered during its inspection of the Property.

     (b) If for any reason the Closing does not occur, Purchaser (i) shall return immediately to Seller all materials and other information regarding the Property that Seller has provided to Purchaser; and (ii) shall deliver immediately to Seller copies of all results and reports of studies, tests, inspections and other investigations of the Property conducted by or at the direction of Purchaser. The provisions of these Sections 5.02(a) and 5.02(b) shall survive the termination of this Agreement.

                                   ARTICLE VI

                   PURCHASER'S INVESTIGATIONS; CONTINGENCIES;
                         PURCHASER'S RIGHT TO TERMINATE

6.01 PURCHASER'S INDEPENDENT INVESTIGATION.

     Purchaser shall have the right between the Effective Date and the Closing, or until this Agreement is terminated, to enter upon the Real Property upon reasonable prior notice (which may be verbal) to either John Sismondi (with Seller) at 253-841-6108 or Kerry Bucklin (Seller's counsel) at 206-515-2245 (herein collectively "SELLER'S REPRESENTATIVE"). Such investigation shall be at

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Purchaser's sole cost and expense and without material damage to the Property.
Purchaser shall be entitled to perform, or cause to be performed, such surveying and engineering studies, environmental assessments and other studies or analyses of the Property that Purchaser determines are required to properly investigate and evaluate the Property for purchase. Notwithstanding the foregoing, no environmental assessment or other invasive testing shall be performed at the Property unless Seller first approves in writing the scope of such assessment and the company or persons who shall perform such testing, which approval shall not be unreasonably withheld or delayed. Purchaser shall promptly deliver to Seller copies of all studies, reports and assessments obtained by Purchaser with respect to the Property. Purchaser shall take all reasonable precautions to minimize the impact of any work performed by Purchaser at the Property. Purchaser shall, in a timely manner, restore the Property, at its sole cost, to the condition that existed immediately before the activities described herein, including, without limitation, all physical alteration or damage to the Property. The obligations of Purchaser under this Section 6.01 shall survive any termination of this Agreement. Purchaser shall coordinate in advance with Seller all inspections of the Real Property. Seller shall have the right to have a representative accompany Purchaser's representatives and consultants during their inspections of the Property, provided that such right does not limit the timing of Purchaser's inspections or access to the Property.

6.02 INDEMNITY.

     Purchaser agrees to defend, indemnify and save Seller, its employees, officers, directors, representatives, invitees and agents harmless from and against all claims, demands, liabilities, costs, losses, damages, suits, proceedings and other obligations (including, without limitation, reasonable attorneys' fees and costs) to the extent resulting from any negligent act or omission or intentional misconduct of Purchaser, its consultants, agents, contractors, representatives and employees, in connection with the investigation activities of Purchaser, its consultants, agents, contractors, representatives and employees on the Real Property. The foregoing indemnity obligation of Purchaser contained in this Section 6.02 shall survive the Closing or sooner termination of this Agreement for a period of one (1) year thereafter.

6.03 PERMIT TRANSFERS.

     Purchaser will be reviewing the Permits to determine whether and which of the Permits it wishes to have transferred to it. Seller shall reasonably cooperate with and assist Purchaser in Purchaser's attempts to have the Permits assigned to Purchaser (to the extent that Purchaser requests), including but not limited to, meeting with government, tribal and agency personnel, introducing Purchaser and its representatives to appropriate people and joining applications for the transfers. Purchaser shall pay all fees due to third parties in connection with such transfers and Purchaser shall not require that Seller hire third-party consultants or incur third-party expenses not normally incurred by Seller as part of its operation or maintenance of the Property as part of its duty to cooperate and assist under this paragraph. Nothing herein shall require Purchaser to pay any of Seller's legal fees in connection with Seller's duty to cooperate and assist under this paragraph. To the extent the Permits are assignable and Purchaser determines that it wants the assignment of a particular Permit, Seller shall assign the same to Purchaser at Closing in the Bill of Sale.

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     Purchaser shall advise Seller in advance of scheduled contacts with government, tribal and agency personnel. Seller's designated lawyer may attend Purchaser's meetings with the Puyallup Tribe, subject to resolution of any conflict of interest issues with Seller's lawyer to Purchaser's satisfaction.

6.04 SERVICE CONTRACTS.

     As part of its due diligence review, Purchaser shall have the right to review all service, operation, maintenance or financing leases and/or contracts affecting the Property (and Seller shall promptly provide copies of same to Purchaser). To the extent that such leases and contracts are assignable and Purchaser desires to receive an assignment thereof, such leases and contracts shall be assigned to Purchaser in the Bill of Sale. To the extent not so assigned, Seller shall terminate such leases and contracts at Closing at its expense. Purchaser shall assume Seller's obligations as of the Closing Date under such leases and contracts that are assigned to Purchaser.

6.05 DEVELOPMENT AGREEMENTS.

     Seller shall assign to Purchaser at Closing and Purchaser shall assume all of Seller's obligations to the extent arising after or relating to a period of time after the Closing Date under the following documents and agreements, as the same may be amended through Purchaser's negotiations with the relevant parties (collectively, the "Development Agreements"): License Agreement between Seller and the City of Puyallup dated December 12, 1996, with respect to wastewater discharge; Concomitant Agreement between Fairchild Camera and Instrument Corporation and the City of Puyallup dated May 29, 1981; and Memorandum of Agreement between the Puyallup Tribe, the Environmental Protection Agency, and the Washington Department of Ecology executed in 1997, as amended. Seller shall not be responsible for obtaining any necessary consents for the assignment of the Development Agreements, although Seller shall cooperate with Purchaser to obtain the assignments as provided in Section 6.03.

6.06 RIGHT TO TERMINATE.

     If Purchaser determines, in its sole and absolute discretion, that the Property (or any aspect thereof, including but not limited to future use and development potential thereof) is not suitable, appropriate or feasible for Purchaser's intended use, Purchaser may at any time, on or before the expiration of the Contingency Period, terminate this Agreement by giving to Seller notice of Purchaser's election to do so ("PURCHASER'S TERMINATION NOTICE"). If Purchaser terminates this Agreement pursuant to this section, Purchaser shall be entitled to the immediate return of the Deposit and all interest earned thereon. In such event, except as expressly provided otherwise herein, this Agreement shall be of no further force and effect and the parties shall have no further rights, obligations or liabilities hereunder.

6.07 ACCESS TO REMEDIAL PURPOSES.

     It is understood that Seller is a party to a February 21, 1991 letter agreement (as it may be amended or replaced, being referred to here in as the "Letter Agreement") among National Semiconductor Corporation, Fairchild

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Semiconductor Corporation, Matsushita Electronics Corporation and Seller. The
purpose of the Letter Agreement is to provide for the remediation of an environmental condition that existed as of the date that the Real Property was purchased by Seller. Purchaser wishes to facilitate continued implementation of the Letter Agreement and toward that end, after Closing, Purchaser shall provide Seller, Seller's agents or designees, reasonable access to the Real Property so that the terms and conditions of the Letter Agreement may continue to be implemented in a timely fashion.

                                   ARTICLE VII

                      TITLE EXAMINATION AND SURVEY MATTERS

7.01 TITLE TO BE CONVEYED.

     Seller shall transfer good, marketable and insurable title to the Real Property by the Deed on the Closing Date, subject only to the Permitted Exceptions.

7.02 TITLE EXAMINATION.

     Escrow Agent has delivered to Seller and Purchaser a preliminary title commitment for the Title Insurance, together with readable copies of all documents identified in Schedule B thereof (collectively called the "PRELIMINARY REPORT"). In addition, Purchaser may order a survey of the Real Property, if it determines the same is necessary or desirable. Purchaser shall have until the later of twenty (20) days (a) after the Effective Date, or (b) receipt of the Survey (but in no event later than the expiration of the Contingency Period) to object to any matter disclosed therein by giving written notice (the "TITLE DEFECT NOTICE") of the objection to Seller. If, after the initial issuance of the Preliminary Report and giving of the initial Title Defect Notice, Escrow Agent amends the Preliminary Report by adding a new exception thereto, Purchaser shall be entitled to give a Title Defect Notice to such exception within five
(5) Business Days after receipt of the amendment, a copy of any instrument(s) referred to therein and an updated Survey (if necessary to show the location of the referenced item) to reflect the matter disclosed by the amendment are received by Purchaser. Any matters not referenced in a timely Title Defect Notice shall be deemed approved by Purchaser.

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7.03 CURING AND REMOVAL OF TITLE OBJECTIONS.

     Seller shall, within ten (10) Business Days after receipt of a Title Defect Notice, do one of the following:

     (a) Seller may notify Purchaser that Seller cannot or will not attempt to remove or otherwise cure the objection set forth in the Title Defect Notice. If Seller so notifies Purchaser, Purchaser shall, on or before the third Business Day after Seller's notice is received, by giving notice to Seller, do one of the following:

          (i) elect to proceed with the Closing, in which event such objections shall be conclusively presumed thereafter to be waived by Purchaser and the Closing shall occur without any credit against the Purchase Price on account thereof; or

          (ii) elect to terminate this Agreement, in which event Purchaser shall be entitled to the immediate return of the Deposit and all interest earned thereon and, except as expressly provided otherwise in this Agreement, this Agreement shall be of no further force and effect and the parties shall have no further rights, obligations or liabilities hereunder; or

     (b) Seller may notify Purchaser that Seller will attempt to remove or cure the objections. If, within ten (10) Business Days after giving notice to Purchaser in accordance with this clause (b), Seller is not able or is no longer willing to remove or cure the objections, Seller shall so notify Purchaser and Purchaser shall have the right to make an election as if Seller had given notice in accordance with clause (a) above. The Closing Date shall be extended for such period of time as to give Seller and Purchaser the benefit of the time periods stated in this Section 7.03(b).

     If Seller fails to give timely notice under either clause 7.03(a) or 7.03(b) above, Seller shall be deemed to have made the election under clause 7.03(a) and Purchaser shall have the right to elect to proceed or to terminate pursuant to Section 7.03(a)(i) or 7.03(a)(ii) above.

     If Purchaser does not give notice of Purchaser's election to terminate under Section 7.03(a)(ii) above, Purchaser shall be conclusively presumed to have agreed to accept title subject to the matters objected to in the Title Defect Notice and the Closing shall occur without any credit against the Purchase Price, subject to Purchaser's right to terminate this Agreement in accordance with the other provisions of this Agreement.

     Notwithstanding anything to the contrary contained herein, Seller agrees to satisfy, release and cure any objections set forth in a Title Defect Notice with respect to any mortgages, deeds of trust, judgment liens, mechanics' or materialmen's liens, delinquent taxes or assessments or other monetary encumbrances that encumber the Real Property. The foregoing obligation shall not include the Development Agreements that are being assumed pursuant to Section 6.05.

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                                  ARTICLE VIII

                                     CLOSING

8.01 TIME AND PLACE OF CLOSING.

     The Closing shall take place on the Closing Date at the office of Escrow Agent, Suite 1800, 701 Fifth Avenue, Seattle, Washington 98104. Time is of the essence hereof.

8.02 PURCHASE PRICE ALLOCATION.

     Before the end of the Contingency Period, the parties will reasonably agree on the allocation of a portion of the Purchase Price to tangible Personal Property for purposes of paying use tax on such property.

8.03 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS.

     The Purchaser's obligations to consummate the transactions contemplated by this Agreement shall be subject to satisfaction, on or before the Closing Date, of each of the following conditions precedent, any one or more of which may be waived by Purchaser:

     (a) all of the representations and warranties of Seller contained in
Section 9.01 of this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though republished and remade on and as of the Closing Date;

     (b) Seller shall have performed in all material respects all of its obligations contained in this Agreement to be performed on or before the Closing Date;

     (c) this Agreement shall not have been terminated previously in accordance with its terms; and

     (e) Escrow Agent shall issue or be committed to issue the Title Insurance, effective as of the time of Closing.

8.04 CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.

     The Seller's obligations to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions precedent, any one or more of which may be waived by Seller:

     (a) all of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though republished and remade as of the Closing Date;

     (b) Purchaser shall have performed in all material respects all of its obligations contained in this Agreement to be performed on or before the Closing Date; and

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     (c) this Agreement shall not have been terminated previously in accordance with its terms.

8.05 SELLER'S CLOSING DELIVERIES.

     On the Closing Date, and in addition to any other documents or instruments required to be delivered by Seller under this Agreement, Seller shall deliver or cause to be delivered to Escrow Agent, and duly and validly executed, attested, notarized and acknowledged, as appropriate, the following:

     (a) the Deed;

     (b) the Bill of Sale;

     (c) an affidavit of Seller stating Seller's U.S. taxpayer identification number and that Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended;

     (d) such affidavits and indemnities to the Escrow Agent relating to mechanics' liens, parties in possession and other owner's title insurance matters as Escrow Agent may reasonably require and as are customarily provided by a seller in Seattle, Washington;

     (e) appropriate documentation of Seller's corporate authority to complete the transactions contemplated hereby; and

     (f) all keys and other access devices (including codes and pass cards) to the Building appropriately tagged for identification.

8.06 PURCHASER'S CLOSING DELIVERIES.

     On the Closing Date, and in addition to any other documents or instruments required to be delivered by Purchaser under this Agreement, Purchaser shall deliver or cause to be delivered to Escrow Agent, and duly and validly executed, attested, notarized and acknowledged, as appropriate, the following:

     (a) the Purchase Price, plus or minus prorations and adjustments as provided in Section 8.08 below and fees and closing costs as provided in Section
8.09 below, payable in the manner prescribed in Section 4.01 above;

     (b) Appropriate documentation of Purchaser's corporate authority to complete the transactions contemplated hereby; and

     (c) A use tax return for the tangible Personal Property using the Personal Property Purchase Price as the purchase price shown thereon, with evidence of the payment of the tax indicated by the tax return.

8.07 JOINT DELIVERIES.

     On the Closing Date, the parties hereto will jointly execute (and attest, acknowledge and notarize as appropriate) and deliver to Escrow Agent the following:

     (a) excise tax affidavit using the Real Property Price as the purchase price shown thereon;

     (b) their respective closing and settlement statements; and

     (c) any other documents and instruments that are reasonably necessary to consummate the transactions contemplated by this Agreement, provided that such documents and instruments are consistent with the parties' intent as expressed in this Agreement.

8.08 PRORATIONS AND ADJUSTMENTS.

     The following items shall be prorated and adjusted between the parties on the Proration Date in the following manner:

     (a) REAL ESTATE TAXES. All city, county and state ad valorem property taxes or assessments affecting the Real Property for the 2000 tax year shall be prorated between the Purchaser and the Seller, as of the Proration Date, based on the 2000 tax bill.

     (b) PERSONAL PROPERTY TAXES. All personal property taxes affecting the Personal Property for the 2000 tax year, if any, shall be prorated between the Purchaser and the Seller, as of the Proration Date. Because personal property taxes are paid a year in arrears, the proration shall be based upon a "quick collect" estimate of the current year's taxes obtained by Escrow Agent.

     (c) UTILITY DEPOSITS. Seller shall receive a credit from Purchaser in the amount of any Utility Deposits, which Deposits shall be assigned to and become the property of Purchaser at Closing.

     (d) UTILITY PAYMENTS. All utility charges levied or assessed against the Real Property shall be prorated between Seller and Purchaser as of the Proration Date. Seller shall use reasonable efforts to cause each utility meter to be read by the appropriate utility company immediately before the Proration Date. If and to the extent it cannot do so, utility charges shall be initially prorated as of the Proration Date based upon a per diem rate determined based upon the charges for the month immediately preceding the month during which the Closing occurs and shall be finally reprorated as soon after the Closing Date as Seller and Purchaser can obtain said readings, after which Seller or Purchaser as the case may be, shall promptly deliver to the other any amount owing as a result of said reproration.

     (e) OTHER PRORATIONS AND ADJUSTMENTS. The parties are not currently aware of any other costs or expenses that must be adjusted between them on the Proration Date, and if any such costs or expenses arise or become known to them on or before the Closing Date, they shall be equitably adjusted between the parties in accordance with customary practice in the City of Seattle.

     The provisions of this Section 8.08 shall survive the Closing.

8.09 FEES AND CLOSING COSTS.

     (a) Escrow fees shall be borne equally by the parties;

     (b) Purchaser shall pay for recording the Deed and such other documents delivered to, by or on behalf of Purchaser at the Closing as shall be recorded in connection with this transaction;

     (c) Seller shall pay any real estate excise taxes with respect to the Real Property conveyance hereunder. Purchaser shall pay any sales or use tax with regard to the sale of the tangible Personal Property;

     (d) Seller and Purchaser shall each pay such other closing costs as are customarily paid by each such party in the City of Seattle;

     (e) Seller shall pay the portion of premium applicable for a standard coverage title insurance policy in the amount of the Real Property Purchase Price. The additional premium for the extended coverage portion of the Title Insurance and the cost of any endorsements requested by Purchaser shall be paid by Purchaser; and

     (f) Each party shall pay the fees for its own counsel and other consultants retained in connection with the purchase and sale of the Property.

                                   ARTICLE IX

                         REPRESENTATIONS AND WARRANTIES

9.01 REPRESENTATIONS AND WARRANTIES OF SELLER.

     Seller hereby makes the following representations and warranties to Purchaser in connection with the sale of the Property and the transactions contemplated by this Agreement with the understanding that said representations and warranties constitute a material inducement to and are being relied upon by
Purchaser:

     (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. This Agreement has been duly and validly authorized executed and delivered by Seller. Seller has requisite corporate authorization to complete the transactions contemplated by this Agreement;

     (b) Seller has no actual knowledge of the presence of any Hazardous Substances in, on, over or under the Real Property, except as disclosed in the due diligence materials provided to Purchaser. To Seller's actual knowledge there are no outstanding notices of violation for non-compliance with any existing Environmental Law relating to the Real Property, except as disclosed in the due diligence materials provided to Purchaser;

     (c) Seller has no actual knowledge of any underground tanks currently located at the Real Property, except as disclosed in the due diligence materials provided to Purchaser; and

     (d) Seller has no actual knowledge of any litigation or proceeding (including any condemnation actions or enforcement actions) pending or threatened with regard to the Property, except as disclosed in the due diligence materials provided to Purchaser.

     Seller's actual knowledge shall be limited to the actual knowledge of Seller's current employees, directors and officers and E. Larry Berrett at Site Specific Services, Inc.

     The representations and warranties set forth in this Section 9.01 shall survive the Closing for a period of one (1) year after the Closing Date. In no case shall Seller be liable for any of Purchaser's consequential damages resulting from a breach of this section. Any claim by Purchaser that Seller has breached any of its representations or warranties shall be barred and deemed extinguished if written notice of the claim is not given by Purchaser to Seller within one (1) year after the Closing Date.

9.02 REPRESENTATIONS AND WARRANTIES OF PURCHASER.

     Purchaser hereby represents and warrants to Seller, with the understanding that said representations and warranties constitute a material inducement to and are being relied upon by Seller, as follows:

     (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement has been duly and validly authorized, executed and delivered by Purchaser. Purchaser has all requisite corporate authorization to complete the transactions contemplated by this Agreement.

     (b) Purchaser has all funds immediately available to close this purchase transaction.

                                    ARTICLE X

                              DEFAULTS AND REMEDIES

10.01 PURCHASER'S DEFAULTS AND SELLER'S REMEDIES.

     (a) PURCHASER'S DEFAULTS. It shall be a default by Purchaser under this Agreement (a "PURCHASER'S DEFAULT") if any one or more of the following shall occur:

          (i) Purchaser fails to (a) pay the Purchase Price on the Closing Date, or (b) fails to perform its other agreements contained in this Agreement and such failure shall continue for five (5) Business Days after Seller gives Purchaser notice of such failure; or

          (ii) any representation or warranty of Purchaser contained in this Agreement shall prove to have been materially false, incorrect or incomplete when made.

     (b) SELLER'S REMEDIES FOR PURCHASER'S DEFAULT. If a Purchaser's Default occurs, then, following the expiration of the cure or grace period, if any, provided in subsection (a) above, Seller shall have the right, as its sole and exclusive remedy, to immediately receive the Deposit and all interest earned thereon, as liquidated damages, in which case this Agreement shall be deemed terminated and, except as expressly provided otherwise herein, this Agreement shall be of no further force and effect and neither Purchaser nor Seller shall have any further rights, obligations or liabilities hereunder. If Purchaser fails, without legal excuse, to complete the purchase of the Property, the Deposit made by Purchaser shall be forfeited to Seller as the sole and exclusive remedy available to Seller for such failure. 10.02 SELLER'S DEFAULT AND PURCHASER'S REMEDIES.

     (a) SELLER'S DEFAULTS. It shall be a default by Seller under this Agreement (a "SELLER'S DEFAULT") if either or both of the following shall occur:

          (i) Seller fails to perform its agreements contained in this Agreement and such failure shall continue for five (5) Business Days after Purchaser gives Seller notice of such failure; and

          (ii) any representation or warranty of Seller contained in this Agreement shall prove to have been materially false, incorrect or incomplete when made.

     (b) PURCHASER'S REMEDIES FOR SELLER'S DEFAULT. If a Seller's Default occurs, then, following the expiration of the cure or grace period, if any, provided in subsection (a) above, Purchaser shall have the right, as its sole and exclusive remedy either (i) to terminate this Agreement by giving notice thereof to Seller, in which event Purchaser shall be entitled to the immediate return of the Deposit and all interest earned thereon and shall be entitled to recover Purchaser's costs and expenses incurred in conducting its due diligence investigation of the Property; or (ii) to seek specific performance of Seller's obligations under this Agreement. If Purchaser elects to terminate this Agreement, except as expressly provided otherwise herein, this Agreement shall be of no further force and effect and neither Purchaser nor Seller shall have any further rights, obligations or liabilities hereunder.

                                   ARTICLE XI

                        CONDITION/DAMAGE AND DESTRUCTION

11.01 EMINENT DOMAIN AND CONDEMNATION.

     (a) If, at any time prior to Closing, a material portion of the Real Property (which is defined to mean such portion of the Land and/or the Building that will substantially interfere with Purchaser's use thereof) is taken or condemned or becomes the subject of any eminent domain or condemnation proceeding, or if Seller receives notice from any governmental entity with the right to exercise the power of eminent domain that it desires or intends to take a material portion of the Real Property (as defined above), then Seller shall so notify Purchaser and Purchaser may, at its sole discretion, elect by notice to Seller before the Closing Date, as its sole and exclusive remedy, either to (i) terminate this Agreement, in which event Purchaser shall be entitled to the immediate return of the Deposit and all interest earned thereon and, except as expressly provided otherwise herein, this Agreement shall be of no further force and effect and the parties shall have no further rights, obligations or liabilities hereunder; or (ii) accept the Real Property subject to such condemnation proceeding or in the condition in which it is left following such condemnation or taking and receive either the full amount of the condemnation award that Seller has received for the Real Property or, if Seller has not received such award on or before the Closing Date, accept an assignment from Seller, in form and content reasonably acceptable to Seller and Purchaser, of Seller's rights to such award.

     (b) If, at any time before Closing, less than a material portion of the Real Property (as defined in Section 11.01(a)) is taken or condemned or becomes the subject of any eminent domain or condemnation proceeding or if Seller receives notice from any governmental entity with the right to exercise the power of eminent domain that it desires or intends to take less than a material portion of the Real Property), then Seller shall so notify Purchaser and Purchaser agrees to accept the Real Property subject to such condemnation proceeding or in the condition in which it is left following such condemnation or taking and receive either the full amount of the condemnation award that Seller has received for the Real Property or, if Seller has not received said award on or before the Closing Date, accept an assignment from Seller, in form and content reasonably acceptable to Seller and Purchaser, of Seller's rights to such award.

11.02 DAMAGE AND DESTRUCTION.

     If at any time before the Closing Date, the Building or all or any other portion of the Real Property is wholly or partially damaged or destroyed as a result of fire or other casualty not caused by Purchaser, its agents, contractors, representatives, consultants or employees, the Closing shall be postponed, if necessary, while Seller procures an estimate of the cost and time to complete repairing such damage or destruction, such estimate to be established by a claims adjuster acceptable to both Seller and Purchaser within fifteen (15) Business Days of the casualty (the "Estimate"). Based upon said Estimate, the parties shall have the following sole and exclusive rights:

     (a) if the cost of repairing the damage as set forth in the Estimate does not exceed Three Million and No/100 Dollars ($3,000,000.00) and if the time required for such repair as set forth in the Estimate is not more than ninety
(90) days from the time that such repair is commenced, then the Closing shall take place. At Closing, Seller will assign insurance proceeds less amounts used towards restoration that Seller completed and at the Closing Seller shall also pay Purchaser the amount of the deductible under any insurance policy that covers the damage. In no event shall Seller be obligated to undertake any restoration;

     (b) if the cost of repairing the damage as set forth in the Estimate is more than Three Million and No/100 Dollars ($3,000,000.00) or if the time required for such repair as set forth in the Estimate is more than ninety (90) days from the time that such repair is commenced, then Purchaser may give notice to Seller terminating this Agreement within fifteen (15) Business Days of receipt of the Estimate. In the event of such termination, Purchaser shall have the right as its sole and exclusive remedy to receive from Escrow Agent the Deposit and all interest earned thereon and, except as expressly provided herein, this Agreement shall be of no further force and effect and the parties shall have no further rights, obligations and liabilities hereunder. If Purchaser does not terminate this Agreement pursuant to this Section 11.02(b), then the Closing shall take place and at Closing Seller will assign insurance proceeds up to the amount of the Purchase Price less amounts used towards restoration that Seller has completed. At the Closing Seller shall also pay Purchaser the amount of the deductible under any insurance policy that covers the damage. In no event shall Seller be obligated to undertake any restoration.

     The Closing Date shall be extended for the period of time necessary to allow the parties the election stated in this Section 11.02(b).

                                   ARTICLE XII

                                     BROKER

12.01 BROKER.

     Purchaser and Seller acknowledge that no broker has acted as an intermediary in connection with the transactions contemplated by this Agreement except for CB Richard Ellis, Inc. and Colliers International. Seller shall pay the commission due to Colliers International, and Colliers International shall pay CB Richard Ellis, the commission stated in a separate co-brokerage agreement. Seller and Purchaser each hereby represents and warrants to the other that it has not dealt with any other broker, finder or other intermediary in connection with the transactions contemplated hereby and that no other such fees or commissions are due or payable by it to any other third party by reason of any of the said transactions. Seller and Purchaser each agrees further to indemnify, defend and hold the other harmless of, from and against any and all costs, losses, claims, damages, liabilities, expenses and other obligations (including, without limitation, reasonable attorneys' fees and costs) arising from or in connection with or otherwise resulting from a breach of their respective representations and warranties contained in this Section 12.01 or any claim by any broker, finder, intermediary or other third party claiming to have been employed by or at the direction of the indemnifying party. The provisions of this Section 12.01 shall survive the Closing.

                                  ARTICLE XIII

                        OPERATING COVENANT AND POSSESSION

13.01 OPERATION OF PROPERTY.

     Until the Closing Date, Seller agrees to operate and maintain the Property in the condition and in the manner as is operated and maintained as of the Effective Date, ordinary wear and tear excepted (and except as provided in Article XI). Seller shall keep its certificate(s) of occupancy for the Building in full force and effect until the Closing Date.

13.02 POSSESSION.

     Purchaser shall be entitled to possession on the Closing Date.

                                   ARTICLE XIV

                               GENERAL PROVISIONS

14.01 NOTICES.

     Except for the express verbal notice that is permitted pursuant to Section
6.01 above, all notices, demands, requests, consents, waivers, approvals and other communications shall be in writing and shall be deemed given when given by a party or its attorney and shall be effective upon actual receipt or refused delivery thereof during business hours provided a receipt is obtained, or upon the earlier of receipt or the fifth Business Day after posting by certified mail, return receipt requested, postage charges prepaid, or on the next Business Day following delivery to an overnight delivery service such as federal express or express mail, freight charges prepaid, or upon delivery during business hours if by telecopier transmissions provided a receipt is obtained, in each case addressed or delivered to the respective parties at their respective addresses or telecopier numbers set forth below (or at such other addresses or telecopier numbers designated by any party at any time by notice to the other parties in the manner set forth herein):

     SELLER:   Matsushita Semiconductor Corporation of America
               1111 - 39th Avenue S.E.
               Puyallup, Washington 98374
               Telecopier: (206) 841-6516
               Attn: Noriyuki Yano, Managing Director

     and to:   Matsushita Electronics Corporation
               1, Kotari-yakemachi, Nagaokakyo, Kyoto
               617-8520 Japan
               Telecopier: (075) 955-1645
               Attn: Satoshi Teramoto, Director in Charge of Overseas Operations with a copy to: Short Cressman & Burgess P.L.L.C.
                      999 Third Avenue, Suite 3000
                      Seattle, Washington 98104
                      Telecopier: (206) 340-8856
                      Attn: Kerry S. Bucklin

     PURCHASER:       Microchip Technology Incorporated
                      2355 West Chandler Boulevard
                      Chandler, Arizona 85224
                      Telecopier: (480) 917-4112
                      Attn: Robert J. Lloyd, VP Site Services &
                            Facilities Management

     with a copy to:  Preston Gates & Ellis LLP
                      701 Fifth Avenue
                      Suite 5000
                      Seattle, Washington 98104
                      Telecopier: (206) 623-7022
                      Attn: Shannon J. Skinner

14.02 AMENDMENTS.

     This Agreement may not be amended or extended, except by a written instrument duly executed by both parties. Any such written instrument entered into in accordance with the provisions of the preceding sentence shall be valid and enforceable notwithstanding the lack of separate legal consideration therefor.

14.03 GOVERNING LAW.

     This Agreement is made pursuant to and shall be governed by and construed in accordance with the internal laws of the State of Washington without reference to conflicts of laws principles.

14.04 HEADINGS.

     The title of this Agreement and the article, section and other headings used in this Agreement have been inserted for convenience of reference only, are not part of the parties' agreement, shall not be deemed in any manner to modify, expand, explain or restrict any of the provisions of this Agreement and are not intended to have any legal effect. Accordingly, no reference shall be made to any such title or heading for the purpose of interpreting, construing or enforcing any of the provisions of this Agreement.

14.05 BINDING EFFECT.

     This Agreement, including the exhibits attached to this Agreement and references contained in this Agreement, constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, proposals, offers, counteroffers, agreements and understandings of the parties regarding said subject matter, whether written or oral, all of which are hereby merged into and superseded by this Agreement.

14.06 CONSTRUCTION.

     This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed with the advice of counsel to the preparation of this Agreement.

14.07 WAIVER.

     Except as expressly provided herein, no waiver by any party of any failure or refusal of the other party to comply with its obligations under this Agreement shall be deemed a waiver of any other subsequent failure or refusal to so comply by such other party. No waiver shall be valid unless in writing signed by the party to be charged and then only to the extent therein set forth.

14.08 PARTIES NOT PARTNERS.

     Nothing contained in this Agreement or any of the documents or instruments to be executed pursuant hereto shall constitute any one or more of Purchaser and its officers, directors, successors or assigns, as partners with, agents for, or principals of, any one or more of Seller and its officers, directors, successors and assigns.

14.09 BUSINESS DAY.

     If any payment to be made or obligation to be performed hereunder is to be made or performed on a day other than a Business Day, it shall be deemed to be made or performed in a timely manner if done on the next succeeding Business Day.

14.10 NO THIRD PARTY BENEFICIARIES.

     This Agreement and the representations, warranties, covenants and agreements contained herein are made and entered into for the sole protection and benefit of the parties hereto, their successors in interest and their permitted assigns, if any, and no other person, persons, entity or entities shall have any right of action hereon or right to claim any right or benefit from the terms contained herein or be deemed a third party beneficiary hereunder.

14.11 ASSIGNMENT.

     At Purchaser's option, Purchaser may assign this Agreement as of Closing to an entity controlled by Purchaser. No such assignment shall relieve Purchaser of its obligations hereunder.

14.12 TIME.

     Time is of the essence in the performance of each of the parties' respective obligations contained herein.

14.13 SURVIVAL.

     All terms and provisions of this Agreement regarding the disposition of the Deposit shall survive the termination hereof until such disposition has been accomplished in accordance with this Agreement. The recording of the Deed by Escrow Agent and payment of the Purchase Price shall be deemed to be a full performance and discharge of every agreement, representation, warranty and obligation of Seller and Purchaser, herein contained or expressed, except as otherwise expressly provided in Sections 5.02, 6.01, 6.02, 8.08, 9.01, and 12.01 of this Agreement.

14.14 IRS REAL ESTATE SALES REPORTING.

     Escrow Agent shall act as "the person responsible for closing" the transaction which is the subject of this Agreement pursuant to Internal Revenue Code of 1986 Section 6045(e) and shall prepare and file the informational return (IRS Form 1099-B) required by IRS Section 6045(e).

14.15 PRESS RELEASES.

     Except as hereafter provided, neither party shall issue any statement, announcement or press release regarding this Agreement or the transaction contemplated hereby, or otherwise disclose the existence or contents of this Agreement, without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Purchaser shall be able to do all things necessary, in its sole and absolute judgment, to disclose any information required to meet its disclosure obligations under the Securities Exchange Act of 1934, as amended, or related securities laws and regulations. Purchaser shall give Seller advance notice of public announcements pursuant to the prior sentence if they mention Seller or its affiliates.

14.16 COUNTERPARTS.

     This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf as of the day and year first above written.

                                     SELLER:

                                     MATSUSHITA SEMICONDUCTOR CORPORATION OF
                                     AMERICA, a Delaware corporation


                                     By: /s/ S. Teramoto
                                         ---------------------------------------
                                     Its: President
                                          --------------------------------------


                                     PURCHASER:

                                     MICROCHIP TECHNOLOGY INCORPORATED,
                                     a Delaware corporation


                                     By: /s/ Steve Sanghi
                                         ---------------------------------------
                                     Its: President & CEO
                                          --------------------------------------